EXHIBIT 15.01

December 16, 2009

To the Board of Directors and Stockholders of

West Corporation and subsidiaries

Omaha, Nebraska

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of West Corporation for the three-month and nine-month periods ended September 30, 2009, and 2008, and have issued our report dated October 29, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is being used in this Amendment No. 3 to Registration Statement No. 333-162292.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of Amendment No. 3 to the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Omaha, Nebraska